Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of November 5, 2018 (the “Effective Date”), between GENERAC POWER SYSTEMS, INC. (the “Company”) and Aaron Jagdfeld (“Executive”).

RECITALS:

WHEREAS, the Company and Executive are party to that certain Employment Agreement dated as of November 10, 2006, which was subsequently amended and restated as of January 14, 2010 and as of November 5, 2015; and

WHEREAS, the Company desires that Executive continue his service to the Company pursuant to the terms hereinafter set forth, and Executive desires to continue to serve the Company in accordance with such terms.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Employment.

(a)                                  Executive shall be employed by the Company and shall have the titles of President and Chief Executive Officer of the Company and President and Chief Executive Officer of Generac Holdings Inc. (“Holdings”). Executive shall report directly to the Board of Directors of Holdings (the “Board”) and shall have such authority, duties and responsibilities as are commensurate with Executive’s position.  Executive shall devote substantially all of his professional time to the Company in performing such duties and responsibilities.

(b)                                 Executive shall perform substantially all of his duties under this Agreement at the Company’s Waukesha, Wisconsin office.  In addition to the duties described in Section l(a) hereof, Executive may be appointed as a director of the Company or its parent entities.  Such additional positions shall be performed, and appointments accepted by Executive, without additional compensation or remuneration.

(c)                                  The Executive acknowledges and agrees that he owes a fiduciary duty of loyalty to the Company to discharge his duties and otherwise act in a manner consistent with the best interests of the Company and its parent entities.  During the Employment Period (as defined hereinafter), except with the prior consent of the Board (excluding the Executive if he should be a member of the Board at the time of such determination), the Executive shall devote his best efforts and substantially all of his working time, attention and energies to the performance of his duties and responsibilities under this Agreement (except for vacations to which he is entitled pursuant to Section 3(e) hereof and except for illness or incapacity).

2.                                       Term of Employment.  The term of this Agreement shall commence on the Effective Date hereof and shall continue until the third (3rd) anniversary of the Effective Date, unless terminated earlier as hereinafter provided (the “Initial Employment Period”). Following a Change in Control (as defined in the Company’s Executive Change in Control Policy), the Initial Employment Period (or any Renewal Period (as defined below), if applicable) shall automatically be renewed for the period ending on the later of (y) the last day of the Initial Employment Period, and (z) the expiration of the Protection Period (as defined in the Company’s Executive Change in Control Policy) (the “CIC Renewal Period”). This Agreement shall be automatically renewed for successive one (1) year terms thereafter (each a “Renewal Period”) unless and until either party provides the other party with written notice of non-renewal at least ninety (90) days prior to the end of the Initial Employment Period, the CIC Renewal Period, or a Renewal Period. The Initial Employment Period together with any applicable CIC Renewal Period or Renewal Period shall collectively be referred to as the “Employment Period.”

3.                                       Base Salary and Benefits.

(a)                                  Base Salary.  Commencing as of the Effective Date, and thereafter during the Employment Period, Executive’s base salary shall be $870,000 per annum, which amount may, but shall not be required to be, increased by the Compensation Committee of the Board (or, if no such committee exists, the Board) from time to time in accordance with the compensation policies and practices of the Company, or decreased as part of across the board reductions affecting all executive officers of the Company (as so adjusted from time to time, the “Base Salary”). The Base Salary shall be payable in regular installments in accordance with the Company’s standard payroll practices and shall be subject to customary withholding.

(b)                                Business Expenses.  Upon presentation of receipts or other appropriate documentation therefor, the Company shall reimburse Executive for all reasonable expenses incurred by him during the Employment Period in the course of performing his duties under this Agreement, to the extent consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses.

(c)                                  Employee Benefits.  Except as otherwise set forth herein, Executive shall be entitled to participate in any employee benefit plan or program of the Company on a basis comparable to other executive officers of the Company.

(d)                               Annual Bonus.  Commencing on the Effective Date, Executive shall be eligible, during the Employment Period, to receive an annual bonus (the “Annual Bonus”) based on such criteria as is determined in accordance with the Company’s annual incentive bonus plan. Executive’s target Annual Bonus shall be equal to 112.5% of Base Salary.

(e)                                  Vacation.  Executive shall accrue vacation time during the Employment Period in accordance with the Company’s applicable vacation guidelines and schedule. Executive shall also be entitled to all paid holidays given by the Company to its executive officers.

4.                                       Termination.

(a)                                  Termination Rights.  Executive’s employment hereunder may be terminated upon the occurrence of any of the following events and/or for the following reasons:

(i)                                Death of Executive.  Executive’s employment hereunder shall terminate upon his death.

(ii)                             Disability of Executive.  The Company shall have the right to terminate Executive’s employment hereunder if the Executive is or becomes Disabled (as defined below) during the Employment Period, shall be absent from his duties with the Company on a full time basis for one hundred eighty (180) days within a one-year period, and, within thirty (30) days after delivery of Notice of Termination by the Company, the Executive shall not have returned to the performance of his duties hereunder on a full time basis.  For purposes of this Agreement, “Disabled” shall mean:  (A) that Executive qualifies for benefits due to total disability on the part of the Executive under the Company’s long-term disability plan, as in effect from time to time; or (B) in the event that the Company has no such long-term disability plan in effect on any date of determination, that Executive is unable, as a result of a medically determinable physical or mental illness, to perform the duties and services of his position.

(iii)                             Cause.  The Company shall have the right to terminate Executive’s employment for Cause. For purposes of this Agreement, “Cause” shall mean:

(A)                              the willful and continued failure by Executive substantially to perform his duties hereunder (other than such failure resulting from his becoming Disabled), after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which Executive has not substantially performed his duties, and Executive has not remedied such failure within a reasonable time after receipt of such written notice; for purposes of this paragraph, no act, or failure to act, on Executive’s part will be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company;

(B)                                Executive’s gross negligence or willful misconduct in the performance of his duties as an employee of the Company;

(C)                                Executive’s commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or a material act of dishonesty against the Company;

(D)     Executive’s gross negligence or willful misconduct deemed a material violation of a Company policy;

(E)                               the indictment of Executive for a felony; or

(F)                                 the drug addiction, habitual intoxication, or violation of the Company’s Code of Ethics and Business Conduct and/or Supplemental Code of Ethics and Business Conduct by Executive that adversely affects Executive’s job performance and duties hereunder, or the reputation or best interests of the Company.

(iv)                             Good Reason.  The Executive shall have the right, after providing prior written notice of at least ninety (90) days and the Company failing to cure the basis identified in such notice, to terminate his employment with the Company for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean:

(A)                              a reduction, in excess of five percent (5%), of Executive’s Base Salary as in effect from time to time or target Annual Bonus opportunity, excluding across the board reductions affecting all executive officers of the Company;

(B)                                a material diminution in Executive’s duties or responsibilities; provided however, notwithstanding the foregoing, a material diminution of the Executive’s duties shall not be deemed to have occurred, solely in the event of Executive’s removal as Chairman of the Company’s Board of Directors (“Board”), if (i) the Executive continues to serve as a Director on the Board after such removal as Chairman, and (ii) any replacement or successor to the Executive appointed or elected by the Board to serve as Chairman is bestowed with the title of “Non-Executive Chairman”;

(C)                                a failure of the Company to make available to Executive the type of employee benefits which are available to Executive as of the Effective Date;

(D)                               a requirement by the Company that Executive be based in an office that is located more than fifty (50) miles from Executive’s principal place of employment as of the Effective Date; or

(E)                                 a material breach of any material term or condition of this Agreement by the Company not cured within twenty (20) days after written notice to the Company delivered within ninety (90) days of the occurrence of such breach and in accordance with Section 9 hereof.

(v)                             Without Cause or Good Reason.  The Company shall have the right to terminate Executive’s employment hereunder without Cause and the Executive shall have the right to terminate his employment with the Company without Good Reason. If the Company elects not to extend the Employment Period in accordance with Section 2 hereof, such termination shall be deemed to be a termination by the Company without Cause and shall be treated as such for purposes of this agreement, including Section 5(d) hereof.  If Executive elects not to extend the Employment Period in accordance with Section 2 hereof, such termination shall be deemed to be a termination by Executive without Good Reason and shall be treated as such for purposes of this agreement, including Section 5(c) hereof.

(b)                             Notice of Termination.  Any termination of Executive’s employment pursuant to any of Sections 4(a)(ii)-(v) above shall be communicated by written “Notice of Termination” to the non-terminating party delivered in accordance with Section 10 below. For purposes of this Agreement, “Notice of Termination” shall mean a notice by a terminating party which shall indicate the specific termination provision hereunder pursuant to which Executive’s employment is being terminated.

(c)                              Termination Date.  In connection with any termination of Executive’s employment pursuant to any of Sections 4(a)(i)-(v) above, Executive’s employment with the Company shall terminate on the Termination Date.  For purposes of this Agreement, “Termination Date” shall mean (i) if Executive’s employment is terminated due to his death, the date of his death, (ii) if Executive’s employment is terminated because Executive is or becomes Disabled, the date specified by the Company in the related Notice of Termination (which shall, in no event, be less than thirty (30) days after delivery of such Notice of Termination), (iii) if Executive terminates his employment without Good Reason, thirty (30) days following the date on which a Notice of Termination is given or such earlier date as is determined by the Company, and (iv) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in the related Notice of Termination.

5.                                       Effect of Termination.

(a)                                 Death of Executive.  Upon termination of Executive’s employment due to the death of Executive during the Employment Period, Executive’s surviving spouse and dependents or, if none, his estate, shall be entitled to receive from the Company (i) any accrued but unpaid Base Salary and vacation pay through the Termination Date, payable within thirty (30) days following such Termination Date (the “Accrued Obligations”) and (ii) any earned Annual Bonus for the fiscal year during which the Termination Date occurred (and the Annual Bonus for the prior fiscal year, if earned but not yet paid), payable in accordance with the Company’s usual bonus payment schedule.  In addition, Executive’s surviving spouse and dependents shall be entitled to continued participation in the Company’s medical, hospitalization, dental, and life insurance programs in which Executive participated immediately prior to the Termination Date (collectively, “Continued Benefits”) at the Company’s expense for a period of eighteen (18) months following such Termination Date.

(b)                                Disability of Executive.  In the event of termination of Executive’s employment due to the Executive being or becoming Disabled, Executive shall be entitled to receive from the Company (i) the Accrued Obligations, which shall be paid within thirty (30) days following such Termination Date and (ii) any earned Annual Bonus for the fiscal year during which the Termination Date occurred (and the Annual Bonus for the prior fiscal year, if earned but not yet paid), payable in accordance with the Company’s usual bonus payment schedule.  In addition, Executive shall be entitled to continue to receive installments of Executive’s then current Base Salary and Continued Benefits at the Company’s expense from the Termination Date until the later to occur of (A) the six (6) month anniversary thereof and (B) the date on which Executive becomes entitled to long-term disability benefits under the applicable plan or program of the Company, which shall be payable (in the case of Base Salary) or provided (in the case of Continued Benefits) in accordance with the usual payroll and benefits policies of the Company.

(c)                           Termination for Cause; Termination without Good Reason.  Upon the termination of Executive’s employment either by the Company for Cause, or by Executive without Good Reason, the Company shall pay to Executive (i) the Accrued Obligations within thirty (30) days following such Termination Date and (ii) any earned Annual Bonus for the fiscal year during which the Termination Date occurred (and the Annual Bonus for the prior fiscal year, if earned but not yet paid), payable in accordance with the Company’s usual bonus payment schedule.  Payments made pursuant to clause (ii) directly above shall be subject to Executive executing an effective general release and waiver of all claims against the Company, it Affiliates, and their respective officers and directors substantially in the form attached hereto as Exhibit A (the “Release”) within sixty (60) days following the Termination Date and Executive’s continued compliance with the Confidentiality, Non-Competition and Intellectual Property Agreement (as defined below).

(d)                                 Termination without Cause; Termination for Good Reason.  Upon the termination of Executive’s employment either by Executive with Good Reason, or by the Company without Cause, Executive shall be entitled to receive from the Company (i) the Accrued Obligations, which shall be paid within thirty (30) days following such Termination Date, (ii) any earned Annual Bonus for the fiscal year during which the Termination Date occurred (and the Annual Bonus for the prior fiscal year, if earned but not yet paid), payable in accordance with the Company’s usual bonus payment schedule, (iii) continued payment of Executive’s Base Salary for a period of twenty-four (24) months commencing on the Termination Date, payable in accordance with the standard payroll practices of the Company, and (iv) an amount equal to two (2) times Executive’s target Annual Bonus for the year during which the Termination Date occurred, payable in equal installments over a period of twenty-four (24) months commencing on the Termination Date and in accordance with the standard payroll practices of the Company. In addition, Company shall maintain the Continued Benefits in full force and effect, for the continued benefit of Executive, his spouse and his dependents for a period of twenty-four (24) months commencing on the Termination Date, and Executive shall be entitled to full COBRA rights following the termination of such Continued Benefits. If Executive elects to utilize rights under COBRA after the Termination Date, Executive shall be responsible for all premiums in respect thereof, as permitted by law. Payments made pursuant to clause (ii) and (iii) directly above shall be subject to Executive executing an effective Release within sixty (60) days following the Termination Date and Executive’s continued compliance with the Non-Competition Agreement (as defined below). Notwithstanding the foregoing, in the event that any Continued Benefits are prohibited by the terms of such programs or by applicable law, the Company shall reimburse Executive (or his surviving spouse and dependents if applicable) for the cost of obtaining comparable coverage.

(e)                              Interaction with Other Agreements.  If Executive is eligible to receive termination payments and benefits under the terms of a severance agreement between Executive and the Company, Executive shall not be eligible to receive any termination payments or benefits under the terms of Section 5(d) hereof.

6.                                  Confidentiality, Non-Compete, Non-Solicit/Hire and Intellectual Property Agreement. Company and Executive previously entered into a confidentiality, non-competition and intellectual property agreement, dated November 5, 2015, which agreement is attached hereto as Exhibit B, is hereby incorporated herein by reference, and shall remain in full force and effect following the execution of this Agreement (the “Confidentiality, Non-Competition and Intellectual Property Agreement”).

7.                                Executive’s Representations.  Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the parties, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms, except to the extent the enforceability thereof may be limited by bankruptcy laws, insolvency laws, reorganization laws or other laws affecting creditors’ rights generally or by general equitable principles, Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

8.                                   Indemnification.  Subject to applicable law, Executive shall be entitled to the benefit of such indemnification rights as may from time to time exist under the terms of the Company’s organizational documents and to such liability insurance as the Company may purchase for its executive officers from time to time.

9.                                      Notices.  Any notice provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (whether by overnight courier or otherwise) with receipt acknowledged or sent by registered or certified mail or equivalent, if available, postage prepaid, or by fax (which shall be confirmed by a writing sent by registered or certified mail or equivalent on the same day that such fax was sent), addressed to the parties at the following addresses or to such other address as such party shall hereafter specify by notice to the other:

Notices to the Company:

Generac Power Systems, Inc.

P.O. Box 295

Waukesha, WI 53187

Attention: Chief Financial Officer and Chairman of the Audit Committee

If to the Executive, to him at his most recent address in the Company’s records.

10.                                 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.                              Complete Agreement.  This Agreement, together with any other agreements referred to herein (and any exhibits, schedules or other documents referred to herein or therein) constitutes the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, whether in term sheets, presentations or otherwise, relating to the subject matter hereof.

12.                                 No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

13.                                 Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14.                                 Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

15.                                 Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Wisconsin.

16.                                 Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

17.                               Arbitration.  Any controversy or claim arising out of or relating to this Agreement, the making, interpretation or the breach thereof shall be settled by arbitration in Milwaukee, Wisconsin in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect.

18.                                 Legal Fees and Expenses.  The Company agrees to pay, as incurred, to the full extent permitted by law, all reasonable legal fees and expenses which Executive may reasonably incur in connection with the negotiation and documentation of the arrangements set forth herein.

19.                                 Tax Withholding.  The parties agree to treat all amounts paid to Executive hereunder as compensation for services. Accordingly, the Company may withhold from any amount payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

20.                                 Section 409A Compliance.

(a)                                  Six Month Delay for Specified Employees.  If any payment, compensation or other benefit provided to Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after Executive’s Termination Date (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date.  Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by Executive, Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by Executive during such six-month period promptly after its conclusion.

(b)                                 Compliance.  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted to be in compliance therewith.  The Parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to Executive the after-tax economic equivalent of what otherwise has been provided to Executive pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Executive by Section 409A of the Code or any damages for failing to comply with Section 409A.

(c)                                  Termination as a Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(d)                                 Payments for Reimbursements and In-Kind Benefits.  All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(e)                                  Payments within Specified Number of Days.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)                                    Installments as Separate Payment.  If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day written above.

GENERAC POWER SYSTEMS, INC.

/s/ York A. Ragen
Name: York A. Ragen
Title: CFO

EXECUTIVE:

/s/ Aaron Jagdfeld
Name: Aaron Jagdfeld

Exhibit A

RELEASE OF CLAIMS

A release is required as a condition for receiving the benefits described in Section 5 of the Amended and Restated Employment Agreement between GENERAC POWER SYSTEMS, INC. (the “Company”) and Aaron Jagdfeld (“Executive”) dated                        (the “Employment Agreement”); thus, by executing this release (“Release”), you have advised us that you hold no claims against the Company, its predecessors, successors or assigns, affiliates, shareholders or members and each of their respective officers, directors, agents and employees (collectively, the “Releasees”), and by execution of this Release you agree to waive and release any such claims, except relating to any compensation, severance pay and benefits described in the Employment Agreement.

You understand and agree that this Release will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have against the Releasees in your capacity as an employee of the Company, including, without limitation, any claims, demands, liabilities and causes of action arising from your employment with the Releasees and the termination of that employment, including any claims for severance or vacation pay, business expenses, and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, Title VII of the 1964 Civil Rights Act, the 1866 Civil Rights Act, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Workers Adjustment and Retraining Notification Act and any other local, state or federal fair employment laws, and any contract or tort claims.

You understand and agree that this Release is intended to include all claims by you or on your behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract or tort claims based on your termination from the Company. It is also acknowledged that your termination is not in any way related to any work-related injury.

It also is understood and agreed that the remedy at law for breach of the Employment Agreement and/or this Release shall be inadequate, and the Company shall be entitled to injunctive relief in respect thereof.

Your ability to receive payments and benefits under the terms of the Employment Agreement will remain open for a 21-day period after your Termination Date to give you an opportunity to consider the effect of this Release. At your option, you may elect to execute this Release on an earlier date.  Additionally, you have seven days after the date you execute this Release to revoke it.  As a result, this Release will not be effective until eight days after you execute it.  We also want to advise you of your right to consult with legal counsel prior to executing a copy of this Release.

Finally, this is to expressly acknowledge:

●                                        You understand that you are not waiving any claims or rights that may arise after the date you execute this Release.

●                                        You understand and agree that the compensation and benefits described in the Employment Agreement offer you consideration greater than that to which you would otherwise be entitled.

I hereby state that I have carefully read this Release and that I am signing this Release knowingly and voluntarily with the full intent of releasing the Releases from any and all claims, except as set forth herein. Further, if signed prior to the completion of the 21 day review period, this is to acknowledge that I knowingly and voluntarily signed this Release on an earlier date.

Date:	Aaron Jagdfeld:

SIGNATURE PAGE TO

A JAGDFELD RELEASE AGREEMENT

2

Exhibit B

CONFIDENTIALITY, NON-COMPETITION AND INTELLECTUAL PROPERTY

AGREEMENT

CONFIDENTIALITY, NON-COMPETITION AND INTELLECTUAL PROPERTY AGREEMENT (this “Agreement”), dated as of November 5, 2015, (the “Effective Date”), by and between GENERAC POWER SYSTEMS, INC. (together with its successors, assigns and affiliates, the “Company”) and Aaron Jagdfeld (“Executive”).

WHEREAS, Executive has entered into an amended and restated employment agreement dated as of the date hereof with the Company (the “Employment Agreement”).  In connection with his performance of his duties and obligations under the Employment Agreement, Executive has and will receive specific confidential information relating to the business of the Company, which confidential information is necessary to enable Executive to perform Executive’s duties. Executive will play a significant role in the development and management of the businesses of the Company and has and will be entrusted with confidential information relating to the Company and its customers, suppliers, subcontractors, employees and others; and

WHEREAS, it is a condition to the execution of the Employment Agreement, dated as of the date hereof, by and between Executive and the Company, that Executive execute and deliver this Agreement simultaneously with the execution and delivery of the Employment Agreement.

NOW, THEREFORE, it is mutually agreed as follows:

1.                                       Confidentiality.

(a)                                  Confidential Information.  In addition to all duties of loyalty imposed on Executive by law, during the term of Executive’s employment with the Company and thereafter, Executive shall maintain Confidential Information in confidence and secrecy and shall not disclose Confidential Information or use it for the benefit of any person or organization (including Executive) other than the Company.

(b)                                 Trade Secrets.  During his employment with the Company, Executive shall preserve and protect all Trade Secrets of the Company from unauthorized use or disclosure; and after termination of such employment, Executive shall not use or disclose any Trade Secret of the Company for so long as that Trade Secret remains a Trade Secret.

(c)                                  Procedures.  In the event that Executive is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil demand or similar process) to disclose any Confidential Information or Trade Secrets, Executive will give the Company prompt written notice of such request or requirement so that the Company may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and Executive will cooperate with the Company’s efforts to obtain such protective order. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the relevant provisions of this Agreement, Executive is permitted to furnish that Confidential Information or Trade Secrets which is legally required to be disclosed and will use his reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

As used in this Agreement, all capitalized terms used without definition shall have the meanings ascribed to them in the Employment Agreement. In addition, the following terms have the meanings set forth below:

“Competitive Business”  means any corporation, partnership, association, or other person or entity, including but not limited to Executive, (i) which competes directly, or is planning to compete directly, with the Company with respect to the design, development, manufacture, remanufacture, assembly, marketing, sales, or service of standby power products, or any other business of the Company, that was within Executive’s management, operational, marketing, purchasing or sales responsibility, including the responsibility of personnel reporting directly to Executive, or about which Executive received any Confidential Information or Trade Secrets at any time within eighteen (18) months prior to termination of Executive’s employment with the Company, and (ii) which engages or plans to engage in such competition in any state of the United States in which the Company sold or distributed, or actively attempted to sell or to distribute, such products within eighteen (18) months prior to termination of Executive’s employment with the Company.

“Confidential Information”  shall mean information related to the Company’s business, not generally known in the trade or industry, which Executive learns or creates during the period of Executive’s employment with the Company, which may include but is not limited to product specifications, manufacturing procedures, methods, equipment, compositions, technology, formulas, know-how, research and development programs, sales methods, customer lists, customer usages and requirements, computer programs and other confidential technical or business information and data. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure by Executive in violation of this Agreement or (ii) becomes available to Executive on a non-confidential basis from a source other than the Company which is not prohibited from disclosing such information to Executive by a legal, contractual or fiduciary obligation to the Company or any other person.

“Goodwill”  means any tendency of customers, distributors, representatives, employees, or federal, state, local or foreign governmental entities to continue or renew any valuable business relationship with the Company, based in whole or in part on past successful relationships with the Company or the lawful efforts of the Company to foster such relationships, and in which Executive, or any personnel reporting directly to Executive, actively participated at any time within eighteen (18) months prior to termination of Executive’s employment with the Company.

“Trade Secret(s)”  means information, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

(d)                              Return of Property.  Executive further agrees to take all reasonable measures to prevent unauthorized persons or entities from obtaining or using Confidential Information or Trade Secrets.  Promptly upon termination of his employment with the Company, Executive agrees to deliver to the Company all property and materials within Executive’s possession or control which belong to the Company or which contain Confidential Information or Trade Secrets.

2.                                       Non-Competition; Non-Solicitation.

(a)                                     Non-Competition.  During the term of Executive’s employment with the Company and for twenty-four (24) months following the termination of such employment for any reason (the “Restricted Period”), Executive shall not, directly or indirectly, participate in, consult with, be employed by, or assist with the organization, planning, ownership, financing, management, operation or control of any Competitive Business in any capacity in which, in the absence of this Agreement, Confidential Information, Trade Secrets or Goodwill of the Company would reasonably be considered useful.

(b)                               Non-Solicitation.  During the Restricted Period, Executive shall not, directly or indirectly, on behalf of any Competitive Business, either by himself or by providing substantial assistance to others, solicit to terminate employment with the Company, or to accept or begin employment with or service to any Competitive Business, any employee of the Company whom Executive supervised or about whom Executive gained Confidential Information at any time during the last eighteen (18) months of Executive’s employment with the Company.

3.                                       No Right to Continued Employment.  Nothing in this Agreement shall confer upon Executive any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which, subject to the terms of the Employment Agreement, are hereby reserved, to discharge Executive at any time for any reason whatsoever, with or without Cause.

4.                                       No Conflicting Agreements.  Executive warrants that Executive is not bound by the terms of a confidentiality agreement, non-competition or other agreement with a third party that would conflict with Executive’s obligations hereunder.

5.                                       Remedies.

(a)                                  In the event of breach or threatened breach by Executive of any provision hereof, the Company shall be entitled to seek temporary or preliminary injunctive relief or other equitable relief, without the posting of any bond or other security.

(b)                                 The period of time during which the restrictions set forth in Section 2 hereof will be in effect will be extended by the length of time during which Executive is in breach of the terms of those provisions as finally determined by an arbitrator or any court of competent jurisdiction.

6.                                 Successors and Assigns.  This Agreement shall be binding upon Executive and Executive’s heirs, assigns and representatives and inure to the benefit of the Company and its successors and assigns, including without limitation any entity to which substantially all of the assets or the business of the Company are sold or transferred. The obligations of Executive are personal and shall not be assigned by Executive.

7.                                    Severability.  It is expressly agreed that if any restrictions set forth in this Agreement are found by any court having jurisdiction to be unreasonable because they are too broad in any respect, then and in each such case, the remaining provisions herein contained shall, to the greatest extent permissible under applicable law, nevertheless, remain effective, and this Agreement, or any portion hereof, shall, to the extent permitted by applicable law, be considered to be amended, so as to be considered reasonable and enforceable by such court, and the court shall specifically have the right to restrict the time period or the business or geographical scope of such restrictions to any portion of the time period, business or geographic areas to the extent the court deems such restriction to be necessary to cause the covenants to be enforceable and, in such event, the covenants shall be enforced to the extent so permitted and the remaining provisions shall be unaffected thereby.  In such event, the parties hereto agree to execute all documents necessary to evidence such amendment so as to eliminate or modify any such unreasonable provision in order to carry out the intent of this Agreement insofar as possible and to render this Agreement enforceable in all respects as so modified. The covenants contained herein shall be construed to extend to separate jurisdictions or sub-jurisdictions of the United States in which the Company, during the term of Executive’s employment, have been or are engaged in business, and to the extent that any such covenant shall be illegal and/or unenforceable with respect to any jurisdiction, said covenant shall not be affected thereby with respect to each other jurisdiction, such covenants with respect to each jurisdiction being construed as severable and independent. The restrictive covenant provisions of this Agreement shall govern to the extent there is any conflict between their terms and the terms of any other agreement or understanding with the Company.

8.                                       Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and be deemed given when delivered by hand or received by registered or certified mail, postage prepaid, or by nationally reorganized overnight courier service addressed to the party to receive such notice at the following address or any other address substituted therefor by notice pursuant to these provisions:

If to the Company:

Generac Power Systems, Inc.

P.O. Box 295

Waukesha, WI 53187

Attention: Chief Financial Officer and Chairman of the Audit Committee

If to the Executive, to her at her most recent address in the Company’s records.

9.                                    Amendment.  No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by the Company and Executive.

10.                                 Waiver.  The failure of the Company to enforce at any time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor in any way affect the validity of this Agreement or any provision hereof or the right of the Company to enforce thereafter each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement by the Company shall be effective unless set forth in a written instrument executed by the Company, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

11.                               Applicable Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin.

12.                                 Enforcement.  If any party shall institute legal action to enforce or interpret the terms and conditions of this Agreement or to collect any monies hereunder, venue for any such action shall be the State Wisconsin.  Each party irrevocably consents to the jurisdiction of the courts located in the State of Wisconsin for all suits or actions arising out of this Agreement. Each party hereto waives to the fullest extent possible, the defense of an inconvenient forum, and each agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day written above.

GENERAC POWER SYSTEMS, INC.

/s/ York A. Ragen
Name: York A. Ragen
Y	Title: CFO

EXECUTIVE:

/s/ Aaron Jagdfeld
Name: Aaron Jagdfeld

SIGNATURE PAGE TO

A JAGDFELD CONFIDENTIALITY AGREEMENT